UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 27, 2016

THE DOW CHEMICAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-3433 (Commission file number)	38-1285128 (IRS Employer Identification No.)
2030 DOW CENTER, MIDLAND, MICHIGAN 48674
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: 989-636-1000
Not applicable (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.05 Costs Associated with Exit or Disposal Activities.
On June 27, 2016, the Board of Directors of The Dow Chemical Company (“Dow” or the “Company”) approved a restructuring plan that incorporates actions related to the recent ownership restructure of Dow Corning Corporation (the “Transaction”). These actions, aligned with Dow’s value growth and synergy targets, will result in a global workforce reduction of approximately 2,500 positions, with most of these positions resulting from synergies related to the Transaction. In addition, the Company is also announcing asset write-downs and write-offs as it rationalizes its asset footprint in response to the Transaction and responds to changing conditions in certain market segments, as described in Item 2.06 below. All of these actions are expected to be completed during the next two years.

The Company will record a charge in the second quarter of 2016 for costs associated with these activities. In total, these costs are expected to be in the range of $410 million to $460 million, and will consist of severance costs ranging from $250 million to $270 million, asset write-downs and write-offs ranging from $140 million to $160 million (and described more fully in Item 2.06) and other costs associated with exit or disposal activities ranging from $20 million to $30 million.

All severance costs and costs associated with exit and disposal activities will result in future cash expenditures.

The Company will involve local stakeholders as defined in each country and in compliance with relevant information and consultation processes.

Item 2.06 Material Impairments.
On June 27, 2016, the Board of Directors of the Company approved a restructuring plan which involves actions to shut down facilities in response to changing conditions in certain market segments and to rationalize assets as a result of the Transaction, including the consolidation of certain corporate facilities and data centers. As a result of these activities, the Company will record a charge in the second quarter of 2016 ranging from $140 million to $160 million for asset write-downs and write-offs, including the write-down of certain manufacturing facilities and the write-off of certain capital projects, intangible assets and other assets. The most significant components include:

•	The shutdown of silicones manufacturing facilities in Yamakita, Japan, and Greensboro, North Carolina, to enhance competitiveness and streamline costs associated with the Transaction;

•
The shutdown of certain solar manufacturing and administrative facilities. The charge, which includes the write-off of capital projects and intangible assets, will impact Infrastructure Solutions; and,

•	The closure and/or consolidation of certain corporate facilities and data centers, impacting Corporate.

The Company will involve local stakeholders as defined in each country and in compliance with relevant information and consultation processes.

Section 8 - Other Events

Item 8.01 Other Events.
The Company issued a press release on June 28, 2016, regarding the preceding items. The press release is included below in its entirety.

Dow Announces Multiple Actions to Accelerate Shareholder Value Creation from Dow Corning Transaction; Increases Synergy Capture to $500 Million

Company to Optimize Asset Footprint, Combine IT and R&D Systems and Consolidate Workforce, Among Other Actions

MIDLAND, Mich. - June 28, 2016 - The Dow Chemical Company (NYSE: DOW) today announced a series of actions to achieve synergy capture and accelerate shareholder value creation from the restructuring of its ownership of the Dow Corning Corporation.

Dow Corning’s silicones technology and product platform brings a highly complementary and growth-enabling new chemistry to Dow that is aligned to the Company’s strategy to go narrower and deeper in attractive industry segments where Dow is a leader today, such as building and construction, consumer care, transportation, packaging and electronics. Dow is uniquely positioned to capture $500 million in combined run rate annual synergies as a result of the restructured ownership - consisting of $400 million in cost synergies, an increase from the previously stated $300 million target, and $100 million in growth synergies - and expects to achieve $1 billion of additional annual EBITDA at full run-rate. The transaction will also be accretive to operating earnings per share, cash flow from operations and free cash flow in the first full year after transaction close.

“We are moving quickly and effectively to integrate Dow Corning and deliver the synergies that will drive new levels of value creation for our customers and generate even greater returns for our shareholders,” said Andrew N. Liveris, Dow’s chairman and chief executive officer. “With these difficult but necessary actions, we are bringing together the best of each company’s talent and technology, accelerating Dow’s strategy to go narrower and deeper into attractive, targeted market sectors, and setting the stage for the new Dow - the world’s leading material science company.”

Cost synergies will be achieved through a combination of workforce consolidations and savings from actions such as harmonizing energy contracts at large sites, optimizing warehouse and logistics footprints, implementing materials and maintenance best practices, combining information technology service structures and leveraging existing research and development (R&D) knowledge management systems.

Dow will shut down silicones manufacturing facilities in Greensboro, North Carolina, and Yamakita, Japan, as well as certain administrative, corporate and manufacturing facilities to further enhance competitiveness and streamline costs associated with the transaction.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

These collective actions will result in a reduction of approximately 2,500 positions globally, or approximately four percent of Dow’s workforce.

The Company will take a charge of approximately $410 million to $460 million in the second quarter of 2016 for asset impairments, severance and other costs related to these measures, which are expected to be completed in the next two years.

These actions position Dow to achieve its cost synergy target run rate of 70 percent within 12 months of closing the Dow Corning transaction, and 100 percent within 24 months. In addition, the Company continues to progress efforts to capture significant growth opportunities driven by broader product offerings in key business areas, cross-selling opportunities and expanded R&D capabilities to commercialize innovations faster.

Dow will involve local stakeholders as defined in each country and in compliance with relevant information and consultation processes.

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from material, polymer, chemical and biological science to help address many of the world's most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow's integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high-growth sectors such as packaging, electronics, water, coatings and agriculture. In 2015, Dow had annual sales of nearly $49 billion and employed approximately 49,500 people worldwide. The Company's more than 6,000 product families are manufactured at 179 sites in 35 countries across the globe. On June 1, 2016, Dow became the 100 percent owner of Dow Corning Corporation’s silicones business, a global company with sales of greater than $4.5 billion in 2015, 25 manufacturing sites in 9 countries and approximately 10,000 employees worldwide. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.
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For further information contact:
Rachell Schikorra
The Dow Chemical Company
ryschikorra@dow.com
+1 989-638-4090

Note: The forward looking statements contained in this document involve risks and uncertainties that may affect Dow’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission (“SEC”). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that Dow’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DOW CHEMICAL COMPANY
Registrant
Date: June 28, 2016

/s/ RONALD C. EDMONDS
Ronald C. Edmonds
Controller and Vice President of Controllers and Tax